UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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HAEMONETICS CORPORATION

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HAEMONETICS CORPORATION

Notice of Annual Meeting of Stockholders

July 29, 2010

To the Stockholders:

The Annual Meeting of our Stockholders will be held on Thursday, July 29, 2010 at 10:00 a.m. at our Corporate Offices located at 400 Wood Road, Braintree, Massachusetts for the following purposes:

1.	To elect three Directors as more fully described in the accompanying Proxy Statement.

2.	To ratify the selection of Ernst & Young LLP as independent registered public accountants for fiscal year 2011.

3.	To consider and act upon any other business which may properly come before the meeting.

The Board of Directors has fixed the close of business on June 3, 2010 as the record date for the meeting. All stockholders of record on that date are entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting, please complete and return the enclosed proxy in the envelope provided or vote by telephone or the Internet pursuant to instructions provided with the proxy.

By Order of the Board of Directors

/s/ Alicia R. Lopez
Alicia R. Lopez
Secretary

Braintree, Massachusetts
June 17, 2010

HAEMONETICS CORPORATION
PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Haemonetics Corporation (the “Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on Thursday, July 29, 2010 at the time and place set forth in the Notice of Meeting, and at any adjournment thereof.

On approximately June 17, 2010, the Company began mailing to shareholders either this Proxy Statement or a Notice of Internet Availability of Proxy Materials containing instructions on how to access proxy materials via the Internet and how to vote online at https://www.proxyvotenow.com/hae. Shareholders who have received a Notice of Internet Availability can request a paper copy of the proxy materials by contacting our transfer agent, Registrar and Transfer Company, at 10 Commerce Drive, Cranford, New Jersey 07016. There is no charge to you for requesting a copy.

Voting

If a proxy is properly delivered, it will be voted in the manner directed by the stockholder. This year, stockholders have the ability to choose from four means of voting: (1) mailing of a proxy card, (2) via telephone, by calling 1-866-564-2331, (3) via Internet, by using https://www.proxyvotenow.com/hae, or (4) in person at the Meeting. If no instructions are specified with respect to any particular matter to be acted upon, the proxy will be voted in favor of the election of directors as set forth in this Proxy Statement and FOR Item 2 listed in the Notice of the Meeting. For both Internet and telephone voting you will have the ability to confirm that your vote has been properly recorded.

Any person delivering a proxy has the power to revoke it by voting in person at the Meeting or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised. Alternatively, any person wishing to revoke a vote submitted by telephone or Internet may (a) simply re-vote in the same manner and the last received vote cast will be recorded in the final tally or (b) vote in person at the Meeting.

Directions to the Meeting may be obtained by contacting Investor Relations. If calling from within the United States, please call (800) 225-5242 extension 9613. International callers, please use (781) 356-9613.

To contact us in writing:

Haemonetics Corporation
Attn: Investor Relations
400 Wood Road
Braintree, MA 02184

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on July 29, 2010

The Company’s 2010 Annual Report, this Proxy Statement, and a form of proxy are available at http://www.proxyvotenow.com/hae.

Quorum

A majority of the votes entitled to be cast on the matter must be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the election of any director or for the consideration of any question.

The election of the nominees for director will be decided by plurality vote. To approve Item 2 listed in the Notice of Meeting, it is necessary that the votes cast favoring the action exceed the votes cast opposing the action.

Abstentions and “non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “non-vote” occurs when a nominee holding shares for a beneficial owner is present or represented at the Meeting but does not vote on a particular matter. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors and in determining the outcome of the votes on Item 2.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange rules to vote your shares on the ratification of Ernst & Young LLP. However, your broker does not have discretionary authority to vote on the election of directors without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters. An NYSE rule change that is effective for the 2010 Annual Meeting no longer permits brokers to vote in the election of directors if the broker has not received instructions from the beneficial owner. This represents a change from prior years, when brokers had discretionary voting authority in the election of directors. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

However, under a policy adopted by the Board of Directors, in an uncontested election, any nominee for director who does not receive the favorable vote of at least a majority of the votes cast with respect to such director is required to tender his or her resignation to the Board of Directors. For purposes of the policy, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election.

Votes cast include votes to withhold authority and exclude abstentions with respect to that director’s election.

The Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the committee’s recommendation and publicly disclose its decision, and the rationale behind it, within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the committee’s recommendation or in the Board’s decision.

If a majority of the members of the committee fail to receive a “majority vote” in the same election, then the independent directors on the full Board of Directors shall appoint a committee from among themselves to consider the resignations and recommend to the Board whether to accept them.

If a director’s resignation is not accepted by the Board of Directors, the director shall continue to serve for the balance of the term for which he or she was elected and until his or her successor is duly elected, or his or her earlier resignation or removal.

If a director’s resignation is accepted by the Board of Directors, then the Board of Directors may fill any resulting vacancy pursuant to the by-laws of the Company or may decrease the size of the Board of Directors pursuant to the by-laws of the Company.

Solicitation of Proxies

The Company will bear the cost of this solicitation. It is expected that the solicitation will be made primarily by mail, but regular employees (none of whom will receive any extra compensation for their activities) or representatives of the Company may also solicit proxies by telephone, e-mail or in person and arrange for brokerage houses and their custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company. The Company’s principal executive offices are located at 400 Wood Road, Braintree, Massachusetts, USA 02184-9114, telephone number (781) 848-7100.

Record Date and Voting Securities

Only stockholders of record at the close of business on June 3, 2010 are entitled to notice of and to vote at the meeting. On that date, the Company had outstanding and entitled to vote 24,878,661 shares of common stock with a par value of $.01 per share. Each outstanding share entitles the record holder to one vote.

CORPORATE GOVERNANCE

Structure of the Board of Directors

The Board of Directors oversees, directs and counsels executive management in conducting the business in the long-term interests of the Company and the stockholders. The Board’s responsibilities include:

•	Reviewing and approving the Company’s financial and strategic objectives, operating plans and significant actions, including acquisitions;

•	Overseeing the conduct of the business and compliance with applicable laws and ethical standards;

•	Overseeing the processes which maintain the integrity of our financial statements and public disclosures;

•	Selecting, evaluating and determining the compensation of senior management, including the Chief Executive Officer; and

•	Developing succession plans for position of Chief Executive Officer and the Board, in addition to oversight of similar planning for senior management.

The Board of Directors has eight members organized into three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. Leadership is provided by an Executive Chairman and an independent Lead Director. The Executive Chairman, currently Brad Nutter, a former Chief Executive Officer of the Company, presides over meetings of the Board, prepares meeting agendas in consultation with senior management, and the Lead Director, evaluates Director candidates, and presides over all meetings of the stockholders. Our Lead Director, Ronald Gelbman, presides over Board meetings at which the Executive Chairman is not present, manages the Board’s process for self-assessment and evaluation of the Chief Executive Officer, presides over executive sessions of the non-management directors, and briefs, as appropriate, management directors about the results of such executive sessions.

The Board’s Role in Risk Management.  The Board is responsible for oversight of the Company’s Enterprise Risk Management (“ERM”) program. The Board focuses on the quality and scope of the Company’s risk management strategies, considers the most significant areas of risk inherent in the Company’s business strategies and operations, and ensures that appropriate risk mitigation programs are implemented by management. The Board reviews with management (a) the Company’s development and implementation of programs and policies with respect to risk identification, assessment and mitigation, (b) its system of monitoring and reviewing the effectiveness of these programs and policies and (c) the Company’s compliance with legal and regulatory requirements. The Board is also apprised of risk in connection with its general oversight of corporate matters and in its consideration of major business strategies and board decisions.

In addition to the full Board’s oversight of the Company’s ERM program, Board committees consider discrete categories of risk relating to their respective areas of responsibility. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

The Board also holds executive management responsible for day-to-day risk management. The Chief Executive Officer has overall responsibility for development and maintenance of management’s ERM program. Management responsibility for discrete areas of material risk is also assigned to relevant executives. The Legal, Compliance, Quality, Regulatory, and Finance functions support the ERM program through administration of programs and policies. This responsibility also includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels. The Internal Audit group (known internally as Corporate

Analysis & Control), which reports directly to the Audit Committee of the Board, serves as the primary monitoring and testing function for compliance with company-wide policies and procedures.

The Company believes that the division of risk management responsibilities described above constitutes an effective program for addressing the risks inherent in the operation of the Company and the achievement of its business vision.

Meetings.  The Board of Directors meets four times per year in regular meetings to address the following areas in addition to routine or special business: spring meeting (Annual Operating Plan); summer meeting (Governance), fall meeting (Strategic Plan) and winter meeting (Succession Plan). During the last fiscal year, there were four regular meetings of the full Board of Directors of the Company. All of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the full Board of Directors held while he or she was a director, and (ii) the total number of meetings held by Committees of the Board of Directors on which they served. All directors are strongly encouraged to attend the Annual Meeting of Stockholders.

Executive Sessions.  Executive sessions of the non-management directors are generally held at the beginning and end of each board meeting. During the fiscal year 2010, the Lead Director of the Board of Directors, Ronald Gelbman, presided over all such executive sessions.

Committees of the Board

Compensation—The Board of Directors has a Compensation Committee composed of independent directors who are not employees of the Company. Currently, the members of the Compensation Committee are Pedro Granadillo, Chairman, Susan Bartlett Foote, and Ronald Merriman. The Compensation Committee has overall responsibility for evaluating and approving the compensation plans, policies and programs of the Company related to the chief executive officer and his direct reports and administers the Company’s 2005 Long-term Incentive Plan. During the last fiscal year, there were four regular meetings of the Compensation Committee and conference calls as deemed necessary.

The Committee specifically:

•	determines the Company’s compensation philosophy and policy for the chief executive officer and other senior management;

•	ensures that the Board annually reviews and approves corporate goals and objectives relevant to the chief executive officer’s compensation;

•	annually reviews and approves the relevant peer groups to be used for compensation comparison purposes and regularly reviews the competitive standing of all components of executive compensation;

•	reviews and approves compensation of the chief executive officer and his direct reports;

•	reviews and approves senior management employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, along with any executive benefits beyond those provided to other employees;

•	obtains and reviews market data for all components of director compensation, and provides such market data and its recommendations as input to the Nominating & Governance Committee’s decision on director compensation;

•	approves the grant of equity awards to officers, employees and directors under the Company’s incentive compensation plans and agreements—the Committee determines eligibility, the number and type of awards available for grant, and the terms and conditions of such grants;

•	reviews and approves statements to shareholders on compensation matters which are required by the Securities and Exchange Commission, including the review of the Compensation Discussion and Analysis to be included in the Company’s proxy statement; and

•	has the sole authority to retain and terminate any consultant to be used to assist in the evaluation of executive and director compensation and has the sole authority to approve the consultant’s fees and other retention terms—the Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

Audit—The Board of Directors has an Audit Committee composed of independent directors who are not employees of the Company. Currently, the members of the Audit Committee are Ronald Merriman, Chairman, Lawrence Best, and Ronald Gelbman. The Board has determined that service by Ronald Merriman on the audit committees of three other public companies while he is serving on our Audit Committee does not impair Mr. Merriman’s ability to effectively serve on our Audit Committee. During the last fiscal year, there were four regular meetings of the Audit Committee and conference calls as deemed necessary.

The Audit Committee:

•	provides general oversight of the Company’s financial reporting and disclosure practices, system of internal controls, and processes for monitoring compliance by the Company with Company policies;

•	is directly responsible for the appointment (subject to stockholder ratification), termination, and compensation of the independent registered public accounting firm;

•	reviews with the Company’s independent registered public accounting firm the scope of the audit for the year and the results of the audit when completed;

•	reviews with the Company’s independent registered public accounting firm and internal finance function various matters relating to internal accounting controls; and

•	reviews with the Company’s corporate control and analysis function, which has responsibility for internal audit, various matters relating to risk assessment and remediation.

Governance—The Board of Directors has a Nominating and Governance Committee composed of independent directors who are not employees of the Company. Currently, the members of the Nominating and Governance Committee are Ronald Gelbman, Chairman, Pedro Granadillo, Mark Kroll, and Susan Foote (who joined April 1, 2010). The Nominating and Governance Committee recommends nominees for election as directors to the full Board of Directors. During the last fiscal year, there were four regular meetings of the Nominating and Governance Committee and conference calls as deemed necessary.

The Nominating and Governance Committee:

•	considers recommendations for nominees for directorships submitted by stockholders, directors and members of management;

•	recommends to the Board a set of corporate governance principles applicable to the Company;

•	periodically reviews the Company’s corporate governance practices and recommends appropriate changes as applicable; and

•	in collaboration with the Compensation Committee, recommends changes to board compensation based on outside market data and independent consultant recommendations.

Board Composition and the Director Nomination Process

The Nominating and Governance Committee is responsible for reviewing and assessing the appropriate skills, experience, and background required for the Company’s Board of Directors. Because our business operates in regulated healthcare markets around the globe and encompasses research, manufacturing, and marketing functions which are subject to technological and market changes, the skills, experience, and background which are needed are diverse.

While the priority and emphasis of each factor change to take into account the needs of the Company, changes to the business and external trends, an assessment of Board members includes factors such as independence, experience in key business disciplines, industry background, age, gender and ethnic diversity. We do not expect directors to have the same skills and experience. The aim is to have diverse portfolio of talents and backgrounds which match those needed by the Company. The committee and the Board review and assess the importance of these factors as part of the Board’s annual self-assessment process to ensure they continue to advance the Company’s goal of creating and sustaining a Board of Directors which can support and effectively oversee the Company’s business.

The Nominating and Governance Committee reviews and evaluates all director nominations in the same manner. Stockholders who wish to submit candidates for consideration as nominees may submit an appropriate letter and resume to the Secretary of the Company at the Company’s executive offices in Braintree, Massachusetts.

When identifying director nominees, the Nominating and Governance Committee will consider the following minimum criteria:

•	the nominee’s reputation, integrity, independence of thought and judgment, financial sophistication, leadership and (for New York Stock Exchange and Securities and Exchange Commission purposes) independence;

•	the nominee’s skills and business, personal and professional accomplishments, government or other professional experience and acumen, bearing in mind the composition of the Board, the current state of the Company and the markets in which the Company is active at the time;

•	the number of other public companies for which the nominee serves as a director;

•	the extent to which the nominee is prepared to participate fully in Board activities, including at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other commitments that would, in the judgment of the Committee, interfere with or limit his or her ability to do so;

•	the extent to which the nominee helps the Board reflect the diversity and interests of the Company’s stockholders, employees, customers and communities;

•	the willingness of the nominee to meet the Company’s stock ownership requirements for directors;

•	the nominee’s knowledge of one or more segments of the Company’s business; and

•	the nominee’s commitment to increasing stockholder value in the Company.

In the case of current directors being considered for re-nomination, the Nominating and Governance Committee will also take into consideration the director’s history of attendance at Board and committee meetings, tenure as a member of the Board, and preparation for and participation in such meetings.

The Company’s nomination process for new Board members is as follows:

•	The Nominating and Governance Committee, the Executive Chairman of the Board, or other Board member identifies a need to add a new Board member who meets specific criteria or to fill a vacancy on the Board.

•	The Nominating and Governance Committee initiates a search seeking input from Board members and senior management and hiring a search firm, if necessary.

•	The Nominating and Governance Committee considers recommendations for nominees for directorships submitted by stockholders.

•	The initial list of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board, are identified and presented to the Nominating and Governance Committee, or its delegate, which evaluates the candidates.

•	The Executive Chairman of the Board, the Chairman of the Nominating and Governance Committee, the Chief Executive Officer, and at least one other member of the Nominating and Governance Committee interview top candidates.

•	The full Board is kept informed of progress.

•	The Nominating and Governance Committee may offer other Board members the opportunity to interview the candidates and then meets to consider and approve the final candidates.

•	The Nominating and Governance Committee seeks full Board endorsement of the final candidates.

•	The final candidates are nominated by the Board or appointed to fill a vacancy.

Communications with the Board of Directors

Interested parties and stockholders may communicate with the Board of Directors, or the non-management directors as a group, or any individual director by sending communications to the attention of the Secretary of the Company, Alicia R. Lopez, who will forward such communications to the Executive Chairman or Lead Director. Communications may also be sent via the Company’s website: http://www.haemonetics.com/site/content/investor/complaint-handling.asp.

Corporate Governance Principles and Board Matters

The Company’s Code of Business Conduct, Governance Principles and the Charters of the Audit, the Compensation, and the Nominating and Governance committees may be viewed on the Company’s website at http://www.haemonetics.com/site/content/investor/corp_gov.asp and printed copies can be obtained by contacting the Secretary at the Company’s headquarters.

Board Independence

The Board has determined that each of the directors who has served since the beginning of fiscal 2010, with the exception of Mr. Nutter and Mr. Concannon, has no material relationship with the Company and is independent within the meaning of the Securities and Exchange Commission and the New York Stock Exchange director independence standards in effect.

ITEM 1—	ELECTION OF DIRECTORS

Pursuant to the Articles of Organization of the Company, the Board of Directors is divided into three classes, with each class being as nearly equal in number as possible. One class of directors is elected each year for a term of three years and until their successors shall be duly elected and qualified or until their death, resignation or removal. The terms of Susan Bartlett Foote, Pedro P. Granadillo and Mark W. Kroll, Ph.D. are expiring at this annual meeting.

The persons named in the accompanying proxy will vote, unless authority is withheld, for the election of the nominees named below. If any such nominees should become unavailable for election, which is not anticipated, the persons named in the accompanying proxy will vote for such substitutes as the Board of Directors may recommend. Should the Board of Directors not recommend a substitute for any nominee, the proxy will be voted for the election of the remaining nominees. The nominees are not related to each other or to any executive officer of the Company or its subsidiaries.

The Board of Directors believes election of Susan B. Foote, Pedro P. Granadillo and Mark W. Kroll, Ph.D Directors of the Company for the ensuing 3 years is in the best interests of the Company and its shareholders and recommends a vote FOR such nominees.

Nominees for terms ending in 2010

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships

Susan Bartlett Foote Age 63 First elected Director in 2004	•	2009 to Present, Professor Emeritus, Division of Health Policy and Management for the School of Public Health, University of Minnesota
Serving a term ending in 2010	•	2006 to 2009, Professor, Division of Health Policy and Management, School of Public Health, University of Minnesota. 1999 to 2006, Associate Professor and from 1999 to 2005 Division Head.
	•	1996 to 1999, President, Public Policy Partners, a health policy consulting firm.
	•	1995 a Partner in the law firm of Dorsey & Whitney.
	•	1991 to 1994, a Senior Health Policy Analyst for the United States Senate.
	•	1982 to 1993, Associate Professor of Business & Public Policy at the University of California at Berkeley.
	•	Currently, member of the California State Bar Association; board of Directors of Banner Health; and Board Member of the Medical Technology Leadership Forum.
	•	Ms. Bartlett Foote brings policy expertise in both health care and corporate responsibility, as well as experience with our hospital customers from her background in public service, academia and hospital board of director service.

Pedro P. Granadillo	•	Currently, Chairman of the Board, Tigris Pharmaceuticals, Inc.
Age 63 First elected Director in 2004 Serving a term ending in 2010	•	1998 to his retirement in 2004, Senior Vice President of Eli Lilly & Company with responsibility for manufacturing, quality and human resources and member of the Executive Committee.
	•	1993 to 1998, Vice President, Human Resources at Eli Lilly & Company.
	•	1970 to 1998 various senior positions at Eli Lilly & Company in manufacturing including thirteen years in Europe.
	•	Currently, member of the Board of Directors and member of the Compensation Committee of Nile Therapeutics, a pharmaceutical company, and Dendreon Corporation, a biotechnology company.
	•	Mr. Granadillo’s experience as a global human resources, manufacturing and quality executive and public company board chairman provides the Company with operational expertise, international experience and skills in evaluating organizational capability and succession plans.

Mark W. Kroll, Ph.D. Age 57 First elected Director in 2006 Serving a term ending in 2010	•	1995 to his retirement in 2005, with St. Jude Medical, Inc.; senior level positions including 2001 to 2005 as Senior Vice President and Chief Technology Officer of the Cardiac Rhythm Management Division and 1999 to 2001 as Senior Vice President for Technology and Design.
	•	Adjunct Full Professor of Biomedical Engineering at the California Polytechnic State University, and Adjunct Full Professor of Biomedical Engineering at the University of Minnesota.
	•	Currently, serves on the Board of Directors for Taser International, Inc. and NewCardio Inc.
	•	Dr. Kroll provides the Board with deep knowledge in the areas of medical innovation and technology, in addition to his public company board experience.

Sitting Board Members

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships

Lawrence C. Best	•	Current Chairman of OXO Capital LLC.
Age 60 First elected Director in 2003 Serving a term ending in 2011	•	Between 1992 and 2007, Mr. Best served as Executive Vice President and CFO for Boston Scientific, a worldwide medical device manufacturer.
	•	Previously partner at Ernst & Young, accounting firm specializing in serving multinational companies in the high technology and life sciences fields.
	•	1979 to 1981, two year fellowship at the Securities and Exchange Commission and one-year term as White House-appointed Presidential Exchange Executive.
	•	Currently serves as a member of the Board of Directors of Myriad Genetics, Inc. and on the President’s Council of Massachusetts General Hospital in Boston.
	•	Previously served as a member of the Board of Directors of Biogen Idec, Inc.
	•	Mr. Best’s experience as a public company chief financial officer provides expertise in corporate leadership, financial management, business development transactions and strategic planning.

Brian Concannon Age 52	•	April 2009 to present, President and Chief Executive Officer of the Company.
First elected Director in 2009	•	2007 to April 2009, Chief Operating Officer of the Company.
Serving a term ending 2011	•	2006 to 2007, President of Global Markets for the Company.
	•	2003 to 2006, President, Patient Division for the Company.
	•	1998 to 2003, increasingly responsible positions at Cardinal Health Medical Products and Services, including President, Northeast Region.
	•	1985 to 1998, increasingly responsible positions in sales and operations at American Hospital Supply Corporation, Baxter Healthcare Corp. and Allegiance Healthcare.
	•	Mr. Concannon’s role as Chief Executive Officer provides the Board with a deep understanding of the Company’s business and products, while his sales and marketing experience provides insight into the Company’s products, strategic planning process and operational effectiveness.

Ronald L. Merriman Age 65	•	2003 to present, managing partner of Merriman Partners, a business consulting firm.
First elected Director in 2005 Serving a term ending in 2011	•	2000 to 2003, Managing Director and Member of the Office of the Chair at O’Melveny & Myers LLP.
	•	1999 to 2000, Executive Vice President of Carlson Wagonlit Travel.
	•	1967 to 1997, increasingly responsible positions at KPMG including Vice Chair of the Executive Management Committee, managing partner of the firm’s Global Health Care Business, Board Member, and Senior Partner.

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships

	•	Currently a member of the Board of Directors and chair of the Audit Committee and member of the Nominating and Governance Committee of Aircastle Limited, a publicly traded aircraft leasing company; member of the Board of Directors and chair of the Audit Committee and member of the International Committee of Pentair, Inc., a publicly traded global diversified industrial company and a member of the Board, Governance and Nominating Committee, Strategic Planning Committee and Audit Committee of Realty Income Corporation, a publicly traded real estate investment trust.
	•	Previously served as a director of Cardio Dynamics International from July 2003 to July 2005 and as a director of Corautus Genetics, Inc. from April 2004 to May 2005.
	•	Mr. Merriman’s experience on public company audit committees and as an executive at a major audit firm provides the board with expertise in financial management, enterprise risk management and operational controls and effectiveness.

Ronald G. Gelbman Age 62 First elected Director in 2000	•	1998 to his retirement in 2000, Johnson & Johnson Worldwide Chairman of the Health Systems and Diagnostics Group and member of the Executive Committee.
Serving a term ending in 2012	•	1994 to 1998, Johnson & Johnson Worldwide Chairman, Pharmaceuticals and Diagnostics and member of the Executive Committee.
	•	1972 to 1994, various senior level positions throughout the Johnson and Johnson organization.
	•	Currently a member of the Board of Directors of Clockwork Home Services, a private company; Sarasota Memorial Healthcare Foundation, and the SunTrust Southwest Florida Board of Advisors; Trustee at Rollins College, and Out-of-Door Academy College Preparatory School.
	•	Mr. Gelbman brings to the Board years of international executive leadership, operations management experience in global healthcare markets, strategic planning skills and marketing expertise.

Brad Nutter	•	April 2009 to present, Executive Chairman of the Board.
Age 58 First elected Director in 2003	•	From January 2008 to March 2009, President and CEO of the Company and Chairman of the Board of Directors.
Serving a term ending 2012	•	From April 2003 to December 2007, President and CEO of the Company.
	•	2000 to 2003, President and CEO, Gambro Healthcare, an international dialysis services company, a division of Gambro AB.
	•	1997 to 2000, Executive Vice President and Chief Operating Officer of Syncor International, Inc., a radiopharmaceuticals and medical imaging company.
	•	Previously, senior positions at American Hospital Supply and Baxter International, Inc.
	•	Mr. Nutter’s executive experience and past service as the Company’s Chief Executive Officer brings to the Board a unique perspective on the Company’s investors, strategic direction, products, customers and operational effectiveness.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table sets forth, as of May 28, 2010, certain information with respect to beneficial ownership of the Company’s common stock by: (i) each person known by the Company to own beneficially more than five percent of the Company’s common stock; (ii) each of the Company’s directors and nominees and each of the executive officers named in the Summary Compensation Table in this Proxy Statement; and (iii) all directors and executive officers as a group.

Ownership Table

		Amount &
		Nature
		Beneficial	Percent
Name of Beneficial Owner	Title of Class	Ownership	of Class

Brian P. Concannon(1)	Common Stock	192,323	0.8%
Christopher Lindop(2)	Common Stock	67,233	0.3%
Mikael Gordon(3)	Common Stock	14,133	0.1%
Alicia Lopez(4)	Common Stock	99,058	0.4%
Peter M. Allen(5)	Common Stock	153,141	0.6%
Brad Nutter(6)	Common Stock	222,086	0.9%
Ronald G. Gelbman(7)	Common Stock	51,611	0.2%
Lawrence C. Best(8)	Common Stock	48,897	0.2%
Susan Bartlett Foote(9)	Common Stock	23,897	0.1%
Pedro P. Granadillo(10)	Common Stock	52,197	0.2%
Mark W. Kroll(11)	Common Stock	36,897	0.2%
Ronald L. Merriman(12)	Common Stock	26,897	0.1%
Neuberger Berman, LLC(13)	Common Stock	3,205,210	12.5%
TimesSquare Capital Management, LLC(14)	Common Stock	1,314,481	5.1%
All executive officers and directors as a group (12 persons)(15)	Common Stock	988,370	4.0%

(1)	Includes 177,446 shares which Mr. Concannon has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 28, 2010.

(2)	Includes 64,662 shares which Mr. Lindop has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 28, 2010.

(3)	Includes 13,301 shares which Mr. Gordon has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 28, 2010.

(4)	Includes 89,543 shares which Ms. Lopez has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 28, 2010.

(5)	Includes 153,141 shares which Mr. Allen has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 28, 2010.

(6)	Includes 216,081 shares which Mr. Nutter has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 28, 2010.

(7)	Includes 46,256 shares which Mr. Gelbman has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 28, 2010.

(8)	Includes 48,256 shares which Mr. Best has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 28, 2010.

(9)	Includes 22,256 shares which Ms. Foote has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 28, 2010.

(10)	Includes 42,256 shares which Mr. Granadillo has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 28, 2010.

(11)	Includes 36,256 shares which Dr. Kroll has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 28, 2010.

(12)	Includes 23,256 shares which Mr. Merriman has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 28, 2010.

(13)	This information has been derived from a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010 reporting aggregate ownership of and sole voting power over 0 shares. It has shared voting power over 2,711,010 shares and shared dispositive power over 3,205,210 shares. The reporting entity’s address is 605 Third Avenue, New York, NY 10158.

(14)	This information has been derived from a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2010 reporting aggregate ownership of and sole dispositive power over 1,314,481 shares and sole voting power over 1,153,281 shares. The reporting entity’s address is 1177 Avenue of the Americas—39th Floor, New York, NY 10036.

(15)	Includes 932,710 which executive officers and directors have the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 28, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires the Company’s directors, officers and persons who own more than 10% of the Company’s common stock to file with the Securities and Exchange Commission and the New York Stock Exchange reports concerning their ownership of the Company’s common stock and changes in such ownership. Copies of such reports are required to be furnished to the Company. To the Company’s knowledge, based solely on a review of copies of such reports furnished to the Company during or with respect to the Company’s most recent fiscal year, all Section 16(a) filing requirements applicable to persons who were, during the most recent fiscal year, officers or directors of the Company or greater than 10% beneficial owners of its common stock were complied with except for a Form 4 on one transaction for Christopher Lindop, which was not timely filed.

Transactions with Related Persons

The Board has adopted a policy and procedures for the disclosure, review, approval or ratification of any transaction in which the Company or one of its subsidiaries is a participant and in which any “related person” (director, executive officer or their immediate family members, or shareholders owing 5% or more of the Company’s outstanding stock) has a direct or indirect material interest. The policy requires that transactions involving a related person be reviewed and approved in advance. The Board of Directors reviews the transaction in light of the best interests of the Company and determines whether or not to approve the transaction. The policy requires that officers, directors and employees of the Company report proposed related party transactions to the Company’s General Counsel, who will bring the proposed transaction to the attention of the Board of Directors. The Company is not aware of any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission since the beginning of fiscal 2010 where the foregoing policies and procedures did not require review, approval or ratification of such transaction or where such policies and procedures were not followed.

COMPENSATION RISK STATEMENT

As stated in the Company’s compensation philosophy, risk is a key consideration of the Compensation Committee in the development and design of compensation programs and policies. In the first quarter of fiscal year 2011, with the assistance of Management, the Compensation Committee reviewed the potential for the Company’s compensation programs and policies to have a material adverse effect on the Company. A process was developed to assess the potential risks and mitigating factors in the Company’s compensation plans, including the following considerations:

•	Market Perspective: The competitiveness of compensation levels, mix and provisions with market norms, as well as the quality of Peer Group selection

•	Performance Metrics: The type and combination of various financial and non-financial performance metrics used in incentive plans

•	Pay Mix: The mix of pay elements, including short-term vs. long-term, fixed vs. variable, and cash vs. equity

•	Leverage: The payout curve of incentive plans, including slope and caps

•	Checks and Balances: Factors that balance compensation risk through oversight, design, and policies

In the process of our compensation risk assessment, multiple factors were identified that mitigate potential unnecessary risk-taking, including:

•	Target compensation levels are set at approximately the median of the competitive market

•	The Peer Group is representative of the Company in key size parameters, evidenced by the Company’s positioning at the 53rd percentile for revenues, 35th percentile for market capitalization, and 50th percentile for number of employees

•	Balanced metrics in our incentive plans promote both top line and bottom line growth

•	Short-term incentives do not comprise a majority of target total compensation for any individual

•	Annual non-sales bonus payouts for executives are (i) based upon a plan design and performance targets for Revenue and Operating Income which are pre approved by the Compensation Committee of the Board of Directors at the beginning of every year, (ii) capped, and (iii) minimum bonuses are not guaranteed

•	A recapture policy in our annual bonus plans would recoup any payouts made as a result of material non-compliance with any financial reporting requirement that requires a restatement or if an employee’s actions violate the Haemonetics Code of Business Conduct

•	A significant portion of compensation for our executives and other senior management is in the form of long-term incentives

•	Equity awards are granted to executives and senior management annually and vest over four years with overlapping vesting periods, which foster a continuous long-term perspective

•	Share ownership guidelines require meaningful levels of equity ownership for senior management throughout the course of their tenure

•	Change-in-control agreements are competitive with market norms for severance amounts and are only payable in the case of both a change-in-control and the employee’s termination (other than for cause)

The Compensation Committee will continue to be proactive in monitoring compensation risk, and to assess the potential risks of compensation programs and policies during the design and approval process. In addition, the Committee will conduct an annual compensation risk assessment to monitor ongoing compensation plans.

COMPENSATION DISCUSSION and ANALYSIS

Overview

At Haemonetics Corporation, our executive team is accountable for and takes ownership of the short and long-term performance of the Company within a culture that requires ethical behavior and transparency. The executive compensation programs are designed to foster this result. The following Compensation Discussion and Analysis describes:

•	Haemonetics’ Compensation Philosophy and Objectives

•	An Overview of the Haemonetics’ Compensation Practices

•	The Components of the Haemonetics Executive Compensation Program

•	Compensation of the CEO and other Named Executive Officers

Compensation Philosophy and Objectives

The Company utilizes a documented compensation philosophy statement as a guideline for developing, reviewing and administering executive compensation programs. The statement is reviewed annually for continued appropriateness and updated accordingly. Our compensation philosophy drives three major objectives utilized in designing compensation programs:

•	Pay-for-Performance—We strive to achieve an appropriate mix between fixed and variable performance- based compensation to incent Management to achieve predetermined financial, operational and strategic objectives over both the short and long-term and to align the interests of Management with the interests of shareholders. Programs are designed to pay above the median of the market for performance above target and below the median for performance below target.

•	Attract and Retain Key Executives—Our goals of increasing shareholder value and achieving the desired growth plan are dependent on our ability to retain existing executives and hire new executives with diverse experience to complement the existing management team. To achieve this goal we strive to provide competitive compensation programs which require continued service and performance as a condition of realizing total pay opportunity when appropriate.

•	Display a clear correlation between the cost of compensation and the value to the employee and to the Company—The cost of compensation is evaluated annually against an “afford to spend” model and balanced against the value each element of compensation provides. Our goal is to provide competitive total compensation opportunities through programs with efficient, effective, and competitive cost while enhancing shareholder value.

As a result of the economic climate and the increased focus on the potential relationship between adverse risk and compensation plans, the Compensation Committee determined that compensation risk should become a factor in the design of our compensation plans. Therefore, in January 2010, the Compensation Committee updated the Compensation Philosophy to reflect this objective. Going forward, in the development and design of any compensation program or policy, risk will be a key consideration taken into account by the Compensation Committee. Furthermore, the Committee performed a compensation risk assessment in the first quarter of fiscal 2011, as discussed in the section titled Compensation Risk Statement.

To achieve the objectives of our Compensation Philosophy, the executive compensation program utilizes a combination of salary, annual cash bonuses and long-term incentives which are provided through a combination of stock options and restricted stock units. In addition, the Company provides employee benefits that are consistent with local practices and competitive markets. We do not provide any executive perquisites.

Overview of Compensation Practices

Role of the Compensation Committee

The Compensation Committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Company’s senior management. The Committee has overall responsibility for evaluating and approving the Company’s compensation philosophy, plans, policies and programs related to the chief executive officer and direct reports to this position.

Role of the Compensation Consultant

To apprise the Committee on the most recent changes to executive compensation and advise them on best practices, the Committee engages an executive compensation consultant. The consultant regularly attends Committee meetings to provide input on executive compensation, including competitive benchmarking analyses, long-term incentive grant strategy, discussing trends and preparing for future regulatory changes. In fiscal year 2010, the Committee utilized Pearl Meyer & Partners LLC in this capacity. The consultant is engaged by the Committee to work exclusively on Committee authorized projects. The consultant provides no other services to the Company.

Role of Management

Management provides the Committee with information in order to enable it to fulfill its responsibilities, including full transparency relative to Company financial targets and results, individual executive performance assessments, details related to achievements versus objectives and demonstrated leadership competencies. Management formulates recommendations relative to senior management compensation, other than for the chief executive officer, for Committee review and approval. The determination of compensation for the chief executive officer is not recommended by Management. Management implements and communicates decisions related to executive compensation and keeps the Committee abreast of issues and concerns relative to the Company’s ability to attract, motivate and retain the executive talent required to grow the business. It also shares analyses on compensation costs, performance metrics and other information which the Committee may request in order to carry out its role.

Compensation Determinations

With counsel from the consultant and support from Management, the Committee evaluates several different factors in establishing and maintaining the Company’s executive compensation programs and making executive compensation decisions:

1)  Market competitiveness through the use of a peer group and survey data,

2)  Individual performance and potential,

3)  Financial and corporate performance against company goals,

4)  Internal equity, and

5)  Analysis of compensation cost.

Benchmarking

In fiscal 2010, the Company utilized market data provided by the consultant to benchmark the competitiveness of our executive compensation program. The market data provided by the consultant were comprised of two components:

•	The Peer Group—In fiscal year 2010, our peer group contained sixteen similarly sized companies from the medical device and biotechnology industries.

•	Compensation Surveys—Compensation survey data reflecting similarly-sized companies within Haemonetics’ industry provided by the compensation consultant.

The market data for our executive positions reflect a composite of published information from our peer group and survey data. Positions residing outside the United States are compared with positions in the country in which the executive is operating for regional appropriateness. This peer group and survey data provide important information on the market for executive talent at similar companies and is used by the Committee to assist in determining an appropriate range for executive pay. However, it is not the only consideration. Performance of the individual as it relates to overall corporate results, the individual’s potential, internal equity, and our internal cost structure are other factors analyzed to determine appropriate pay levels.

In establishing the peer group, an appropriate list of companies is provided by the compensation consultant and reviewed annually by the Committee and Management. The primary criteria used to select the peer group are:

1.  Product/service similarity

2.  Revenues of approximately 1/2X–2X those of the Company

3.  Market capitalization of approximately 1/3X–3X that of the Company

The consultant provided recommendations for updating the peer group for fiscal 2010 to reflect ownership and/or business model changes (i.e. acquisition, divestitures, etc.). As a result of this assessment, the Committee approved the removal of four firms from the peer group due to acquisitions (Biosite, Inc.; Cytyc Corp.; PolyMedica Corp.; VIASYS Healthcare. Inc.). To replace the firms that were removed from the peer group and to ensure continued statistical reliability, the Committee also approved the addition of three firms to the Peer Group for fiscal 2010 (Illumina, Inc.; Integra Lifesciences Holdings Corp.; Myriad Genetics, Inc.).

The peer group approved by the Compensation Committee for fiscal year 2010 is detailed below:

Bruker Corp.	IDEXX Laboratories, Inc.	Myriad Genetics, Inc.
CONMED Corp.	Illumina, Inc.	ResMed, Inc.
Datascope Corp.	Immucor, Inc.	TECHNE Corp.
Dionex Corp.	Integra Lifesciences Holdings Corp.	Thoratec Corp.
Gen-Probe, Inc.	Inverness Medical Innovations, Inc.	Zoll Medical, Inc.
Hologic, Inc.

This peer group differs from the peer groups used in the corporate performance graph contained in our annual report on Form 10-K. The Committee believes that the S&P 500 Index and the S&P Health Care Equipment Index contain many companies which are significantly different in size and scope from the Company. The inclusion of these companies could have the effect of distorting the Committee’s understanding of the market for executive talent. As a result, the Committee has used a more targeted sampling of companies that are closer in size and scope to the Company.

Evaluating Executive Performance

Consistent with the performance period of the broader organization executive performance was reviewed by the Compensation Committee in July. The performance evaluation is based on factors such as:

•	Achievement of individual and Company objectives;

•	Contribution to the Company’s short and long-term performance; and

•	Assessment of performance against ten corporate leadership competencies:

•	Change Management

•	Strategic Agility

•	People/Self Development

•	Managerial Courage

•	Business Acumen

•	Business Maturity

•	Decisiveness

•	Interpersonal Savvy

•	Global Mindset

•	Results Orientation/Proactive

The chief executive officer provides a performance rating to the Committee for each executive and a merit increase recommendation, where appropriate. Merit increases may be in the form of base salary adjustments or an enhancement in short-term incentive pay opportunity to achieve the appropriate balance between fixed and performance-based pay. Annual merit increases are not guaranteed. Overall corporate performance is evaluated in conjunction with any decision to provide merit increases.

Similarly, executive compensation levels are reviewed at the July Compensation Committee meeting. Salary changes related to promotions may be addressed by the Committee closer to the time of the promotion.

Compensation levels for the executive officers named in the Summary Compensation Table other than the CEO and the Executive Chairman of the Board are recommended by the chief executive officer and approved annually by the Compensation Committee at the July Committee meeting. The Committee reviews and approves merit recommendations and evaluates total cash compensation levels based on market competitiveness and short and long term performance of the individuals. Any adjustment to salary or bonus target is discussed and approved by the Committee. Long-term incentive compensation for all named executive officers, other than the Executive Chairman, is determined by the Committee in late October in conjunction with our succession planning process. The Executive Chairman is eligible to receive long-term incentive compensation equal in amount and form to other members of the Board of Directors.

Components of Haemonetics’ Executive Compensation Program

Total Compensation

Total compensation levels are targeted at the median of the market, with the desire to pay above the median range for exceptional corporate and individual performance. Performance below expectations results in actual pay levels below the median of the market.

To promote a high performance culture that results in shareholder value growth, compensation programs are aligned with three scopes of performance:

1.  Overall company performance

2.  Business unit/regional performance

3.  Individual performance

Performance within each element is assessed against pre-determined performance measures, both financial and non-financial, that support corporate goals and increased shareholder value.

The amounts attributed to base salary, annual bonus and long-term incentives are determined based on market norms combined with our desire to align pay with the best interests of shareholders. While there is no rigid formula to determine pay mix, our current policy is to balance the short and long-term focus of our compensation elements in order to reward short-term performance while emphasizing long-term value creation. These objectives are achieved by placing considerable weight on long-term, equity based compensation while also offering enough cash and short-term compensation to attract and retain executive talent. We use market data from our peer group to guide the analysis of the appropriate mix of cash, bonus and long-term compensation. The Committee analyzes this pay mix annually to determine if any changes are necessary.

Base Salary

Base salary is provided to compensate for individual technical and leadership competencies required for a specific position and to provide economic security. The target base salary level will vary based on the field in which each executive operates, the scope of each position, and the experience and qualifications the individual brings to the role. The market level is analyzed annually in accordance with our compensation philosophy as discussed above. Actual base salary levels are a function of the target market for a specific position, individual performance of each executive, experience and qualifications of the individual, and an assessment of internal equity amongst peers.

Base salaries can increase through the merit process based on results associated with the individual’s performance rating or as a result of changes in roles and responsibility that result in a position taking on a larger scope. Executives are reviewed annually against ten established leadership competencies and individual performance versus goals established at the start of each fiscal year. Performance review results are determined by the CEO and reviewed by the Compensation Committee. Merit increases are approved by the Compensation Committee.

Annual Incentive Program

The annual incentive program is a cash bonus component of executive compensation and is designed to provide incentives for executives to execute on the key performance metrics for any given fiscal year. All of our Named Executive Officers are eligible to participate in the annual incentive program with the exception of the Executive Chairman.

The program is designed to emphasize three elements of performance, specifically:

•	Corporate financial results,

•	Business unit or regional performance, and

•	Individual results versus established objectives.

In concert with the realignment of our corporate leadership structure (described in more detail in the section titled “Compensation of the Chief Executive Officer and other Named Executive Officers”), the goal weighting for our eligible Named Executive Officers (other than the CEO) was modified in fiscal 2010 to provide a greater emphasis on corporate objectives. In fiscal 2009, 70% of stated potential cash bonus was dependent upon achievement of corporate revenue and operating income goals while 30% was dependant on business unit/regional or individual goals. For fiscal 2010 these weightings were shifted to 80% dependant upon corporate financial goals and 20% on business unit/regional or individual goals, consistent with the weightings for our chief executive officer. For executives without direct responsibility for product sales, individual goals relate to specific objectives established at the beginning of the fiscal year. As a result of this goal weighting, the size of payments made to senior executives is largely determined by overall Company financial performance.

Payments are generally made under this program only when threshold levels of corporate revenue and operating income are met. In the event that corporate performance falls short of threshold expectations, the Committee has the discretion, in light of overall Company performance, to provide for payments to the executives. The total amount of money available for payments is determined by the Company’s financial performance.

The number and type of performance targets included in the plan and specific performance levels for each target are determined annually at the beginning of the fiscal year based on the focus for that fiscal year. To reinforce profitability, the ratio of revenue to operating income is weighted more heavily toward operating income. For fiscal year 2010, the weighting of performance metrics were as follows:

Corporate Component: 80% of target bonus

•	30% tied to Corporate Revenue

•	70% tied to Corporate Operating Income

And

Business unit/Regional Component: 20% of target bonus

•	30% Unit/Regional Revenue

•	70% Unit/Regional Operating Income

Or

Individual Component: 20% of target bonus

•	Based on pre-determined goals set at the start of the fiscal year.

The following is an example of how the corporate portion of the bonus would be paid. The same calculation would be utilized to determine the business unit/regional component of the plan. The maximum payout percentage for the individual component of the plan is 100%.

The calculation is as follows:

[Target Bonus]  X  [Percentage of Bonus Aligned with the Corporate Portion of the Plan]  X  [Bonus Payout Percentage at a given performance level] = [Corporate Portion of Annual Bonus].

Bonus targets at 100% achievement of corporate and business unit/regional or individual goals are aligned with the mid-range of the market for each position and overachievement would result in payment above the average for the market.

The table below details the threshold, target, and maximum performance levels for the corporate portion of the annual bonus.

	FY10 Revenue	FY10 Operating
Performance Level	Goal	Income Goal*	Payout Percentage
Threshold	$622.6M	$107.7M	25%
Target	$648.6M	$117.0M	100%
Maximum	$713.4M	$128.7M	200%
Actual Results	$633.0M	$114.7M	84%

*	This is a non-GAAP measure which excludes transformation, restructuring and deal closing costs, asset impairments and bonus expense for both the targets established and the actual results achieved. The actual results also exclude revenues of acquired businesses not anticipated in establishing the targets.

Long-Term Incentive Program

The Company’s long-term incentive program provides incentives to grow shareholder value, reward long-term corporate performance, and promote employee commitment and retention through stock ownership while also carefully managing compensation expense and dilution. At the executive level, where individual performance is most closely aligned with the financial performance of the business, the objectives of this program are:

•	Drive long-term growth of the business in conjunction with our strategic plan,

•	Ensure that any value delivered to executives is aligned with an increase in shareholder value, and

•	Retain high performing individuals.

In support of our pay for performance philosophy, special long-term cash or equity awards that vest over time have also been used to recognize and reward the performance of specific individuals and the importance of their role to the long-term strategy of the business.

For fiscal year 2010, grants were delivered in the form of stock options and time-vested restricted stock units, each having its own role in the total compensation offered.

•	Stock Options—Emphasize stock price appreciation and retention:

1.	Value is only earned when the stock price increases above the exercise price, encouraging behavior that will increase shareholder value.

2.	Awards vest over four years, providing a long-term retention period

•	Time-Vested Restricted Stock Units (RSUs)—Emphasize retention through value preservation and long-term vesting:

1.	The value of RSUs is not solely dependant upon stock price appreciation, ensuring an incentive to remain with the Company regardless of stock price fluctuation.

2.	Awards vest over four years, providing a long-term retention period

In allocating RSUs, an RSU is deemed to be equivalent to four stock options. This does not necessarily reflect the valuation of the RSUs for purposes of determining stock-based compensation expense.

Grants were provided to a select group of executives and Vice Presidents one level below executives, based on their importance to our corporate strategy. A small pool of long-term incentive awards continues to be available to recognize and reward key employees below these levels with the objective of long-term retention. The weighting of stock options and RSUs depends on the executive’s ability to directly affect shareholder value; the more direct the influence, the more stock options are used. The ratio of stock options to RSUs for the Executive Chairman, Executive Council and Operating Committee is detailed below:

	Percent of Award	Percent of Award
	Value Delivered in	Value Delivered
Group	Stock Options	in RSUs
Executive Chairman, Executive Council, and Operating Committee	80%	20%

For Named Executive Officers other than the Executive Chairman, grant values were determined using a value-based model that takes into account market competitiveness, specific roles, individual performance and potential and the resulting compensation expense. We target the mid-range of the market in determining the value of long-term incentive grants.

The Executive Chairman received an equity grant with a grant value equal to the equity grants awarded to members of the Company’s Board of Directors. For fiscal 2010, this value was $130,000.

Grant values are translated into a number of stock options and restricted stock units based on the Black Scholes value on the date of grant. For example, an Executive Council grant of $300,000 would be translated into stock options and restricted stock units as follows:

Example Grant Assumptions:
Grant value =$300k
Black Scholes Value = $19.00

Value provided in stock options = $300k * 80% = $240k; Value provided in RSUs = $300k * 20% = $60k

•	# of stock options = $240k/$19.00 = 12,631 options

•	# of RSUs = $60k/($19.00 * 4) = 789 RSUs

Other than grants to the Executive Chairman, employee stock option and RSU awards generally vest 25% per year over four years. In the case of the Executive Chairman (and non-employee members of the Board of Directors), stock option and RSU awards fully vest on the one-year anniversary of the date of grant. Stock options must be exercised within seven years of the date of grant, after which they are forfeited. The exercise price of all stock options is the grant date fair market value, which is the average of the high and low trading price of stock on the date of grant. Details of the grant awards are provided in the accompanying tables beginning on page 30.

Executive Benefits and Perquisites

Executives are provided a competitive benefits program that consists of health, life insurance, disability, and retirement benefits on the same basis as non-executive employees. Currently, there are no benefit programs or special perquisites set up for the exclusive use of executives.

Retirement Benefits

United States-based executives are eligible to participate in the Company’s tax-qualified 401(k) plan for United States-based employees. Their salary and annual incentive awards are treated as eligible pay under the Company 401(k) plan. The Company does not currently maintain any defined benefit pension or non-qualified plans for United States based executives. Outside the United States, retirement plans are determined based on local practices in the country of operation.

Compensation of the Chief Executive Officer and other Named Executive Officers

Leadership Structure Realignment

In connection with the Board of Directors naming Brian Concannon to succeed Brad Nutter as our President and Chief Executive Officer, our leadership structure was realigned to better reflect that of a rapidly growing global organization. In the past, the Company utilized the Operating Committee and Corporate Leadership Team as the primary mechanisms to run the Company. In February 2009, the following operating structures were assembled to plan and implement our business:

•	The Executive Council—Accountable for the overall corporate strategy, and the long-term growth of the business.

•	The Operating Committee—Responsible for running the day-to-day operations of the Company in an effective and efficient manner in order to achieve our annual operating plan.

•	The Corporate Leadership Team—Responsible for discussion of strategic issues, as well as corporate policies and programs which further the development of the Company’s reputation and culture.

Each Named Executive Officer other than the Executive Chairman is a participant in each of the three groups described above. The Executive Chairman is not a member of any of these groups. Membership in the above groups impacts participation in the Company’s Executive Share Ownership Program as well as coverage by change in control agreements.

Chief Executive Officer Compensation

On April 2, 2009, Mr. Concannon was elected to the Company’s Board of Directors and appointed to his new positions. The Chief Executive generally has three components to his compensation: base salary, annual incentive plan payment and equity compensation. All three components are dependent on the Company’s performance.

On April 2, 2009, the Company’s Board of Directors set Mr. Concannon’s bonus targets and base salary for fiscal 2010. In determining Mr. Concannon’s total cash compensation and long-term incentive compensation, the Board considered external market data, the Company’s performance, the compensation of the previous CEO, and past equity awards. At the close of each fiscal year, the Board of Directors evaluates the chief executive officer’s performance based upon the level of achievement of Company financial goals and performance versus individual goals and makes compensation decisions accordingly.

Mr. Concannon received an annual salary of $550,000 and was eligible for a target bonus of $412,500. In addition, the Board also approved a grant of options for the purchase of an aggregate of 32,845 shares of the Company’s common stock and granted 2,053 restricted stock units under the 2005 Long-Term Incentive Compensation Plan for Mr. Concannon. All such options and restricted stock units vest at the rate of 25% per year over the 4 years following the grant date. All of such options were granted at an exercise price of $55.37 per share.

Consistent with the annual incentive plan, Mr. Concannon’s fiscal 2010 annual incentive had 80% of his potential payment determined by the corporate portion of the plan and 20% based on his individual goals. In deciding whether to make annual incentive payments to Mr. Concannon and the other executive officers, the Committee considered the Company’s overall performance and results in relationship to the performance goals set in April 2009. With respect to revenue and operating income, results were achieved by 97.6% and 98.0% respectively compared with target performance metrics for fiscal year 2010. The Company’s financial performance resulted in 70% payment for the corporate revenue component and 90% for the corporate operating income component of the Plan. The weighted average payout for this portion of the plan is 84%.

Mr. Concannon’s corporate performance payment was calculated as follows:

[Target Bonus]  X  [Percentage of Bonus Aligned with the Corporate Portion of the Plan]  X  [Bonus Payout Percentage at a given performance level] = [Corporate Portion of Annual Bonus].

For Mr. Concannon this equals:

$412,500 X 80% X 84% = $277,200

Mr. Concannon’s non-financial goals were:

1.	Actively support the Cash Flow MBO through active communication and analysis.

2.	Actively support the ISO project team to achieve EU ISO certification.

3.	Actively support completion of ERP implementation and optimization goals.

4.	Strengthen depth of organizational capability by enhancing the leadership pipeline.

The Board of Director’s evaluation of Mr. Concannon’s completion of these goals was 99% completion. The individual goal component of the plan is funded based on operating income achievement. For FY10 the individual component was funded at 90%. As a result, the calculation of the personal portion of his bonus calculation is as follows:

$412,500 X 20% X 90% X 99% = $73,508

Mr. Concannon’s total payment was $350,708.

In addition, Mr. Concannon received a long-term incentive award in October in accordance with our standard grant timing worth $1,545,700; 80% distributed as stock options and 20% distributed as restricted stock units under the Company’s 2005 Long-Term Incentive Compensation Plan. The options and restricted stock units vest at the rate of 25% per year over the four years following the grant date, October 27, 2009, provided Mr. Concannon remains an employee of the Company. The actual number of stock options and restricted stock units were determined based on the Black Scholes Value on the effective date of October 27, 2009.

The Company also entered into a new change in control agreement with Mr. Concannon at the time of his promotion. Under the agreement, if Mr. Concannon’s employment is terminated or he suffers a material diminution of compensation or responsibilities after a change in control, he will be entitled to 2.99 times his then base salary and target bonus. He will also be entitled to receive a payment equal to the cost of providing his medical, dental, life and disability insurance coverage for a period of 3 years, and outplacement services. The agreement does not provide cash payments immediately upon a change in control, but instead requires a “double trigger;” a change in control followed by (i) elimination of Mr. Concannon’s full time position, and (ii) a failure to offer to employ him in a comparable or better position in the then current location on a full-time basis at comparable or better rate of pay. An excise tax gross up provision is not contained within Mr. Concannon’s change in control agreement.

Under the agreement, the vesting of Mr. Concannon’s equity awards granted on and after April 2, 2009 which vest solely by reason of continued employment with the Company will be accelerated by a change in control in two circumstances. One, if the successor corporation refuses to assume or continue the equity awards or to substitute similar equity awards for those outstanding immediately prior to the change in control, then those equity awards vest. Two, if Mr. Concannon is eligible for the severance described above after an acquisition where the successor corporation does assume or continue the equity awards or substitutes a similar award, then those equity awards vest. For purposes of the agreement, a change of control is defined as a person or group acquiring 35% or more of the Company’s stock, a sale of substantially all the assets of the Company to an unrelated person, and certain mergers, reorganizations, consolidations and share exchanges.

Executive Chairman Compensation

As noted above, Mr. Nutter stepped down as President and Chief Executive Officer of the Company on April 2, 2009 and assumed the role of Executive Chairman of the Board of Directors. In this capacity, Mr. Nutter remains a regular employee of the Company on a part-time basis. Mr. Nutter’s compensation as Executive Chairman consists of base salary and long-term incentive compensation. In determining Mr. Nutter’s fiscal 2010 compensation, the Board of Directors considered external market data, compensation of the Board of Directors, and Mr. Nutter’s ongoing role with the Company.

On April 2, 2009 the Board of Directors set Mr. Nutter’s base salary for fiscal 2010 at $300,000 and determined that Mr. Nutter would no longer be eligible for the annual incentive plan. In addition, the Board decided that Mr. Nutter would be eligible for equity on the same basis and frequency as the non-employee Board members. For fiscal 2010, Mr. Nutter received an equity grant worth $130,000 distributed as 80% stock options and 20% RSUs. This equates to a grant of 367 RSUs and of 5,879 options to purchase common stock. Both the RSUs and options will fully vest on the one-year anniversary of the date of grant.

Other Executive Officers

Each of the other executive officers named in the Summary Compensation Table below had three components to their fiscal year 2010 compensation: base salary, annual incentive plan payment and long-term incentive compensation. All three components are dependent on the Company’s financial performance and the named executive officer’s respective individual performance.

With respect to fiscal year 2010, executive officers other than Mr. Concannon and Mr. Nutter were awarded merit increases to their base salary based on their individual and business unit performance, amount and timing of last base salary increase, and the market competitiveness of their current compensation.

In October 2009, the Committee approved grants of equity under the Company’s 2005 Long-Term Incentive Compensation Plan to each of the following named executive officers: Mr. Allen, Mr. Gordon,

Mr. Lindop, and Ms. Lopez. These equity grants were made consistent with our equity compensation policies and reflect the Committee’s consideration of individual achievement, the market for executives of similar experience and responsibility, the size of past grants, and expense and dilution considerations.

Annual bonus payments were approved in June 2010 aligned with the Compensation Committee decision discussed in the Annual Incentive section of the document and in the discussion of Mr. Concannon’s compensation. Furthermore, with respect to individual performance objectives each executive officer was evaluated against individual goals related to the following corporate MBOs:

•	Generate free cash flow of $60+ million

•	Achieve EU ISO certification in December, 2009

•	Complete ERP implementation and optimization goals ensuring return on investment and end user adoption

Executive Share Ownership Program

To strengthen the alignment between the long-term interests of executives and stockholders, the Company maintains an executive share ownership program. This program covers the CEO, the Executive Council, the Operating Committee, other Vice President level leaders, and the Board of Directors.

In October 2009 and January 2010 the Compensation Committee approved several updates to the Executive Share Ownership Program in recognition of our realigned leadership team, market trends, and analysis by our consultant. These changes included:

•	Expansion of the program to include Vice President level leaders

•	Increased ownership guidelines for the CEO and Executive Council to be more reflective of market norms.

•	The following chart illustrates the updated roles and multiples of the approved guidelines:

      Prior Guidelines

Organizational Role	Base Multiple
Board of Directors	5.0x
Executive Chairman	Unspecified
CEO	2.5x
Operating Committee	2.0x
CLT Members	1.0x

      Current Guidelines

Organizational Role	Base Multiple
Board of Directors	5.0x
Executive Chairman	4.0x
CEO	4.0x
Executive Council	3.0x
Operating Committee	2.0x
VP Leaders	1.0x

•	Base salary for participants compensated in a currency other than USD will be converted using a 365-day exchange rate.

•	Base salary for non employee Directors is annual cash retainer fees, and does not include meeting fees.

Participants must have an ownership level equal to a multiple of base salary (or cash retainer in the case of Board members) as detailed in the table below. Shares that satisfy the ownership requirement are as follows:

•	Shares purchased on the open market

•	Shares acquired through the Company’s Employee Stock Purchase Plan

•	Shares owned through the exercise and hold of stock options

•	Shares owned through the vesting and hold of restricted stock units

•	Vested “in the money” stock options

As of the last analysis all Named Executive Officers and Directors were in compliance or within the grace period. The grace period is defined as five years from the date of initial participation in the Executive Share Ownership Program. As of the effective date of the Compensation Committee changes, those executives whose ownership guidelines increased as a result of the changes noted above will be allowed an additional 2.5 years to reach the ownership guidelines from the effective date of the modified agreements.

Equity Grant Practices

All equity grants are determined and delivered in accordance with a formal policy. The policy describes the award determination, the process utilized to gain approval for awards and award timing. Annual grant dates and all other grants are aligned with the date on which the Committee approves the grants and grant timing is in accordance with the policy as described below.

Determination of Option Grant Prices

The base price of options is always the fair market value on the date of grant, in accordance with our long-term incentive policy. Under the 2005 Long-Term Incentive Compensation Plan fair market value is the average of the high and low trading prices on the date of grant. The differences between the closing price and this computation are disclosed in the Grants of Plan-Based Awards table.

Timing of Regular Equity Grants

Grants are typically provided upon hire based on the need to attract key talent at the executive level, and as part of the annual grant cycle. The Company does not generally utilize equity on an ad-hoc basis to reward individual performance. New hire grants are approved at a regularly scheduled Compensation Committee meeting following the hire date of an individual. The Committee reviews the grant details including the grant amount, the role of the executive, and the background of the executive in making the approval decision. The Committee does not delegate approval of new grants to Management. If the grant is an option grant, the grant value is translated into the number of options based on the Black Scholes value on the date of grant (the date of the Committee meeting) and the exercise price of the option is the fair market value of the stock on the date of the Committee meeting.

The timing of the annual grant is in October of each year. Long-term incentive grants are never timed to correlate with specific business events.

Severance Benefits

The Company provides change in control agreements to members of senior management in order to provide executive leadership retention in the event of, or contemplation of, a change in control of the Company and provide executives with financial protection in case of loss of employment. Historically, separate agreements have existed with all members of senior management regarding a change in control. However, in recognition of evolving market trends and governance best practices, the Company initiated a reduction in both the number of executives covered by change-in-control agreements and the benefits offered by these agreements in fiscal 2010. These changes include the following:

•	Agreements will only be offered to members of the Executive Council in the future.

•	The agreements of executives who currently have change in control agreements and are not members of the Executive Council will be “sunset” over a period of time.

•	All existing agreements were updated to eliminate excise tax gross-up provisions and were replaced with “best net benefit” coverage.

•	Going forward, all equity awards will include “double-trigger” rather than “single-trigger” acceleration provisions in the case of a change in control, as described below.

These agreements do not provide cash payments immediately upon a change in control, but instead require a “double trigger;” a change in control followed by (i) elimination of the executive’s full time position, and (ii) a failure to offer to employ the executive in a comparable or better position in the then current location on a full-time basis at comparable or better rate of pay. See “Potential Payments upon Termination or Change in Control” for additional information.

In general, we do not provide employment agreements to members of Senior Management in the U.S. other than the agreements covering change in control. We may occasionally make exceptions to this practice in the case of acquisitions or to be consistent with prevailing local labor practices outside the U.S.

In fiscal 2010, the only Named Executive Officer with an employment agreement was Mr. Gordon, consistent with prevailing labor practices in Switzerland. In the case of involuntary termination, Mr. Gordon’s employment agreement provides for a 4-month notice period. Mr. Gordon is entitled to payment of his base salary during this period whether or not he is asked to work until the end of his notice period.

Impact of Tax and Accounting on Compensation

Deductibility of Compensation

Internal Revenue Code Section 162(m) limits the amount the Company can deduct for non-performance based compensation to $1,000,000 for those named executive officers listed in the Summary Compensation Table. In fiscal 2010, all compensation paid to such officers was fully deductible. Although the Company has not adopted a formal policy, it is the Compensation Committee’s intent to compensate the executive team with payments that are deductible under the Internal Revenue Code.

Stock-Based Compensation Expense

The Company began recognizing stock-based compensation expense under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (formerly, FASB Statement 123R) beginning in April, 2006. In determining the appropriate fiscal 2010 long-term incentive grant levels the Company sought to balance its long-term incentive goals with the need to reduce shareholder dilution and manage stock compensation expense. To strike this balance the Committee analyzes stock compensation expense as a percentage of revenue and its impact on earnings, and basic and diluted earnings per share.

Recapture Provision

To further align the executive compensation program with the interests of shareholders and our culture of ethical behavior, the Committee approved the addition of a recapture provision to the annual incentive plan. Under this provision, if the Company is required to make an accounting restatement due to a material non-compliance with any financial reporting requirement under the securities laws as a result of misconduct, executives would be required to return any bonus payment to the extent permitted by governing law, to the degree that such payment was based on the achievement of financial results which were adjusted in the restatement. This same treatment may be extended to non-executive participants, where applicable, and to any employee whose actions violated the Haemonetics Code of Business Conduct.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Haemonetics Corporation has reviewed and discussed with Management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2010 for filing with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE

Pedro P. Granadillo, Chairman
Susan Bartlett Foote
Ronald L. Merriman

EXECUTIVE COMPENSATION

The following table summarizes the compensation of the Named Executive Officers for the fiscal years ended April 3, 2010, March 28, 2009, and March 29, 2008. The Named Executive Officers are the Company’s Chief Executive Officer, Executive Chairman of the Board, Chief Financial Officer, and three other most highly compensated executive officers ranked by their total compensation in the table below. The Executive Chairman served as our Principal Executive Officer (President and Chief Executive Officer) through April 2, 2009, necessitating his inclusion as a Named Executive Officer for fiscal 2010.

Summary Compensation Table for Fiscal Year Ended April 3, 2010

				Stock	Option	Non-Equity	All Other
				Awards ($)	Awards ($)	Incentive Plan	Compensation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)	(1)	(2)	Compensation ($)	(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Brian Concannon	2010	$546,197	$200,000	$369,763	$1,712,051	$350,708	$6,300	$3,185,019
President & CEO(4)	2009	$423,246	$—	$96,390	$467,743	$309,993	$8,913	$1,306,285
	2008	$400,105	$—	$554,288	$390,648	$114,234	$18,350	$1,477,624

Brad Nutter	2010	$323,482	$—	$21,752	$103,088	$—	$—	$448,321
Executive Chairman of the	2009	$520,000	$—	$216,959	$1,052,437	$761,280	$—	$2,550,677
Board(5)	2008	$520,000	$—	$—	$—	$308,048	$110	$828,158

Christopher Lindop	2010	$420,251	$—	$71,755	$328,746	$160,279	$6,300	$987,332
Chief Financial Officer &	2009	$400,548	$—	$236,949	$1,196,363	$255,769	$—	$2,089,628
Vice President of Business Development	2008	$385,000	$—	$68,102	$362,454	$99,549	$102	$915,207

Mikael Gordon	2010	$385,443	$—	$63,783	$292,211	$117,535	$61,318	$920,289
President, Global Markets(6)

Alicia Lopez	2010	$393,220	$200,000	$25,169	$115,351	$152,143	$6,300	$892,183
Vice President, Corporate
Affairs(4)

Peter Allen	2010	$398,559	$—	$51,016	$233,774	$152,904	$3,986	$840,239
Chief Marketing Officer	2009	$384,513	$—	$51,379	$249,464	$274,574	$8,891	$968,821
	2008	$376,903	$—	$58,402	$310,829	$123,660	$7,996	$877,790

(1)	Represents the aggregate grant date fair value for stock awards/units granted in the respective fiscal years calculated in accordance with the FASB Accounting Standard Codification Topic Compensation—Stock Compensation.

(2)	Represents the aggregate grant date fair value for stock options granted in the respective fiscal years calculated in accordance with FASB Accounting Standard Codification Topic Compensation—Stock Compensation.

(3)	For Mr. Concannon, Mr. Nutter, Mr. Lindop, Ms. Lopez, and Mr. Allen, amount includes a matching company contribution for participation in the Company’s 401(k) plan. For Mr. Allen and Mr. Concannon, in FY 09 and FY 08, includes the cost of spouse participation in an annual incentive trip which they attended. For Mr. Gordon, other compensation includes pension contributions of $42,978, the cost of a company car of $15,855, and a health insurance allowance of $2,484, all of which are consistent with Swiss local labor practices.

(4)	Ms. Lopez and Mr. Concannon each received a long-term cash award payment of $200,000. Historically, we have disclosed the value of long-term cash awards in the year they were awarded. Beginning this year, we have changed this methodology to reflect SEC guidance and will now disclose the value of long-term cash awards in the year they are paid out. The “Bonus” column totals for all fiscal years disclosed above reflect this revised methodology.

(5)	Mr. Nutter served as President and CEO of the Company until April 2, 2010, at which time he assumed the role of Executive Chairman of the Board.

(6)	For Mr. Gordon, compensation, other than equity, was converted from CHF to USD using average exchange rate of the fiscal year of 1 CHF: 0.94109 USD.

Grants of Plan-Based Awards Table for Fiscal Year Ended April 3, 2010

						All Other
					All Other	Option
					Stock	Awards:	Exercise
					Awards:	Number of	or Base		Grant Date
		Estimated Future Payouts Under			Number of	Securities	Price of	Grant Date	Fair Value
		Non-Equity Incentive Plan Awards			Shares of	Underlying	Option	Closing	of Stock
		(1)			Stock or	Option	Awards	Market	and Option
					Units (#)	(#)	($/Sh)	Price	Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(2)	(2)	(3)	(3)	(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Brian Concannon	04/02/2009	$103,125	$412,500	$742,500	2,053	32,845	$55.37	$53.74	$633,719.04
	10/27/2009				4,979	79,675	$52.94	$52.11	$1,448,095.15

Brad Nutter	07/30/2009	—	—	—	367	5,879	$59.44	$59.28	$124,839.77

Christopher Lindop	10/27/2009	$47,942	$191,766	$345,179	1,377	22,036	$52.94	$52.11	$400,501.74

Mikael Gordon(5)	10/27/2009	$43,725	$174,902	$349,803	1,224	19,587	$52.94	$52.11	$355,993.26

Alicia Lopez	10/27/2009	$44,737	$178,950	$322,110	483	7,732	$52.94	$52.11	$140,519.75

Peter Allen	10/27/2009	$45,345	$181,380	$326,484	979	15,670	$52.94	$52.11	$284,790.15

(1)	These columns show the potential value of the payout for each named executive under the 2010 Bonus Plan if the threshold, target or maximum goals are satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at risk. For all executives other than Mr. Gordon, 80% of their stated potential cash bonus was dependent upon the achievement of the stated corporate financial performance targets for revenue and operating income for the fiscal year, and 20% was dependent upon the achievement of their individual performance objectives. For Mr. Gordon, 80% of his stated potential cash bonus was dependent upon the achievement of the stated corporate financial performance targets for revenue and operating income for the fiscal year, and 20% was dependent upon the achievement of regional financial performance targets for revenue and operating income for the fiscal year.

(2)	Equity grants to all Named Executive Officers other than Mr. Nutter vest in annual increments of 25% beginning on the first anniversary of the date of grant. Mr. Nutter’s stock options and RSU grants vest in full on the one-year anniversary of the grant date.

(3)	The exercise price of all the options granted equals the average of high and low of Haemonetics Common Stock on the grant date, so the exercise price of the stock option maybe higher or lower than the closing price of Haemonetics Common Stock on the grant date.

(4)	Represents the aggregate grant date fair value for stock awards/units granted in the respective fiscal years calculated in accordance with Compensation—Stock Compensation Topic of the FASB Codification. See Footnote 11 “Capital Stock” to the Company’s consolidated financial statements set forth in the Form 10-K for the assumption made in determining the grant date fair values.

(5)	For Mr. Gordon, compensation, other than equity, was converted from Swiss Francs to US Dollars using average exchange rate of the fiscal year of 1 Swiss Francs to 0.94109 US Dollars.

Outstanding Equity Awards for Fiscal Year Ended April 3, 2010

	Option Awards					Stock Awards
								Market
	Number of					Number of		Value of
	Securities	Number of				Shares or		Shares or
	Underlying	Securities				Units of		Units of
	Unexercised	Underlying		Option		Stock That		Stock That
	Options (#)	Unexercised		Exercise	Option	Have Not		Have Not
	Exercisable	Options (#)		Price	Expiration	Vested		Vested
Name	(1)	Unexercisable		($)	Date	(#)		($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)
Brian Concannon	—	79,675	(8)	$52.9400	10/27/16	4,979	(8)	$272,650
	8,211	24,634	(7)	$55.3700	04/02/16	1,539	(7)	$84,276
	7,147	21,441	(5)	$54.5500	10/22/15	1,339	(5)	$73,324
	11,444	11,446	(2)	$51.0700	10/24/14	714	(2)	$39,099
	—	—		—		5,000	(4)	$273,800
	12,483	4,161	(1)	$52.7600	05/05/13
	19,000	—		$41.1500	07/27/12
	15,000	—		$26.1050	05/05/14
	100,000	—		$22.6350	09/15/13
	173,285	141,357				13,571		$743,148

Brad Nutter	—	5,879	(11)	$59.4400	07/30/16	367	(11)	$20,097
	16,081	48,243	(5)	$54.5500	10/22/15	3,015	(5)	$165,101
	150,000	50,000	(1)	$52.7600	05/05/13			$—
	166,081	104,122				3,382		$185,198

Christopher Lindop	—	22,036	(8)	$52.9400	10/27/16	1,377	(8)	$75,405
	4,902	44,118	(6)	$52.6300	10/23/15	2,757	(6)	$150,973
	5,360	16,081	(5)	$54.5500	10/22/15	1,005	(5)	$55,034
	10,618	10,620	(2)	$51.0700	10/24/14	663	(2)	$36,306
	43,782	14,595	(3)	$48.0900	01/25/14
	64,662	107,450				5,802		$317,718

Mikael Gordon	—	19,587	(8)	$52.9400	10/27/16	1,224	(8)	$67,026
	3,811	11,436	(5)	$54.5500	10/22/15	714	(5)	$39,099
	9,490	9,490	(11)	$55.1400	01/22/15	592	(11)	$32,418
	13,301	40,513				2,530		$138,543

Alicia Lopez	—	7,732	(9)	$52.9400	10/27/16	483	(9)	$26,449
	3,573	10,721	(5)	$54.5500	10/22/15	669	(5)	$36,634
	7,079	7,080	(2)	$51.0700	10/24/14	442	(2)	$24,204
	11,168	3,723	(1)	$52.7600	05/05/13
	17,000	—		$41.1500	07/27/12
	10,000	—		$26.1050	05/05/14
	20,000	—		$31.6600	04/29/12
	17,000	—		$33.1500	04/30/11
	10,867	—		$22.9063	05/01/10
	96,687	29,256				1,594		$87,287

Peter Allen	—	15,670	(8)	$52.9400	10/27/16	979	(8)	$53,610
	3,811	11,436	(5)	$54.5500	10/22/15	714	(5)	$39,099
	9,106	9,107	(2)	$51.0700	10/24/14	568	(2)	$31,104
	12,483	4,161	(1)	$52.7600	05/05/13
	19,000	—		$41.1500	07/27/12
	15,000	—		$26.1050	05/05/14
	89,580	—		$21.4600	09/03/13
	148,980	40,374				2,261		$123,812

(1)	These stock options vest in four equal annual installments that began on May 5, 2007.

(2)	These stock options and RSUs vest in four equal annual installments that began on October 24, 2008.

(3)	These stock options vest in four equal annual installments that began on January 25, 2008.

(4)	These restricted shares vest in four equal annual installments that began on May 1, 2008.

(5)	These stock options and RSUs vest in four equal annual installments beginning on October 22, 2009.

(6)	These stock options and RSUs vest in five annual installments beginning on October 23, 2009.

(7)	These stock options and RSUs vest in four annual installments beginning on April 2, 2010.

(8)	These stock options and RSUs vest in four annual installments beginning on October 27, 2010.

(9)	These stock options and RSUs vest on April 1, 2011.

(10)	These stock options and RSUs vest in four annual installments beginning on January 22, 2009.

(11)	These stock options and RSUs vest on July 30, 2010.

Option Exercises and Stock Vested for Fiscal Year Ended April 3, 2010

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares	Value Realized
	Acquired on	on Exercise ($)	Acquired on	on Vesting ($)
Name	Exercise (#)	(1)	Vesting (#)	(1)
(a)	(b)	(c)	(d)	(e)
Brian Concannon	—	$—	3,819	$202,959

Brad Nutter	200,000	$3,170,035	1,005	$54,551

Christopher Lindop	—	$—	974	$53,105

Mikael Gordon	—	$—	535	$30,047

Alicia Lopez	—	$—	445	$24,236

Peter Allen	4,070	$132,378	523	$28,494

(1)	Amounts reflect the difference between the exercise price of the option and the sale price at the time of exercise.

Potential Payments upon Termination or Change in Control

Fiscal 2010 Change in Control Program Changes

The Compensation Committee engaged the consultant to complete a competitive review of change in control agreements and provisions in the competitive market place in January 2009. The Committee utilized the information provided in this analysis to assist in the design of the change in control agreement for Mr. Concannon upon his appointment to President and CEO. The Committee also thought it appropriate at this time to review the agreements of our other executives and to address emerging market trends and best practices. With the endorsement of the Committee, the executive team agreed to modify their own change in control agreements as follows:

Executive Council—

•	Excise tax treatment was reduced from a gross-up to a “best net benefit” approach, which offers the executive the best net after tax benefit of either a) reducing severance benefits to the excise tax threshold or b) paying the benefits in full.

•	Health care coverage will be equivalent to the length of the severance term.

•	Going forward, any future equity awards will vest only upon a “double-trigger”, defined as a change in control followed by (i) elimination of the executive’s full time position, and (ii) a failure to offer to employ the executive in a comparable or better position in the then current location on a full-time basis at comparable or better rate of pay.

•	Language and definitions were updated to comply with IRC Section 409(a)

Operating Committee—

•	The change in control agreements of Operating Committee members reflect all of the changes noted above to Executive Council members.

•	Coverage for Operating Committee members will “sunset” upon the occurrence of one of the following:

•	The passing of five years from the effective date of the modified agreements

•	Cessation of membership in the Operating Committee

Change in Control Benefits Summary

As of April 3, 2010 the change in control agreements provide that covered executives, including all Named Executive Officers other than Mr. Nutter, shall be entitled to the following:

•	If the executive’s employment is either terminated or if he or she suffers a material diminution of compensation or responsibilities after a change in control, the covered employee will be entitled to 2.0 times their then base salary and target bonus (2.99 times base salary and target bonus in the case of the CEO).

•	The vesting of equity awards granted prior to July 27, 2009 will be accelerated upon a change in control pursuant to the original terms of the awards.

•	The vesting of equity awards granted on or after July 27, 2009 will vest only if the conditions for severance payment are met or if the successor corporation refuses to assume or continue the equity awards or to substitute similar equity awards for those outstanding immediately prior to the change in control.

•	If the executive is eligible for severance, then the executive will also be entitled to receive a payment equal to the cost of providing for their medical, dental, life and disability insurance coverage for a period of 2.0 years (2.99 years in the case of the CEO), and outplacement services.

•	Should any excise taxes be due by the employee under the IRS Section 280 (g) limitations, the agreements provide for either reducing the benefits due to the Section 280 (g) cap or paying the benefits in full, whichever provides the better after-tax position for the employee.

For purposes of the agreements, a Change of Control is defined as a person or group acquiring 35% or more of the Company’s stock, a sale of substantially all the assets of the Company to an unrelated person, and certain mergers, reorganizations, consolidations and share exchanges.

Severance Benefits in Connection with a
Change-in-Control as of April 3, 2010
Cash Severance	2.0x annual base; 2.99x annual base for CEO

2.0x annual target bonus; 2.99x for CEO

Benefit Continuation	Health, Life, Disability, 401(k) benefit continuation for 2 years; 2.99 years for CEO

Excise Tax Treatment	Greatest net after tax benefit of either a) reduction of benefits to the excise tax threshold or b) full payment of benefits.

Equity Vesting Treatment	Single-trigger acceleration for awards granted prior to July 27, 2009

Double-trigger acceleration for awards granted on or after to July 27, 2009

Termination Benefits Summary

Mr. Gordon is the only Named Executive Officer covered by an employment agreement, consistent with prevailing labor practices in Switzerland. In the case of involuntary termination, Mr. Gordon’s employment agreement provides for a 4-month notice period in the case of any termination. Mr. Gordon is entitled to payment of his base salary during this period whether or not he is asked to work until the end of his notice period.

The following table describes the potential payments and benefits under the Company’s arrangements to which the named executive officers would be entitled upon termination of employment. The table was prepared on the assumption that the change in control event took place on the last business day of the fiscal year.

			In-the-Money	In-the-Money
	Cash	Continuation	Value of	Value of		Total
	Severance	of	Vested	Unvested	Excise Tax	Termination
Name	Payment	Benefits	Equity(1)	Equity(1)	Gross-Up	Benefits
Brian Concannon
Voluntary Retirement	$0	$0	$4,262,652	$0	$0	$4,262,652
Involuntary Termination	$0	$0	$4,262,652	$0	$0	$4,262,652
Invountary Termination after Change in Control(2)(3)	$2,877,875	$60,385	$4,262,652	$1,194,580	$0	$8,395,492
Brad Nutter
Voluntary Retirement	$0	$0	$589,036	$0	$0	$589,036
Involuntary Termination	$0	$0	$589,036	$0	$0	$589,036
Invountary Termination after Change in Control(2)(3)	$0	$0	$589,036	$449,366	$0	$1,038,402
Christopher Lindop
Voluntary Retirement	$0	$0	$453,992	$0	$0	$453,992
Involuntary Termination	$0	$0	$453,992	$0	$0	$453,992
Invountary Termination after Change in Control(2)(3)	$1,235,826	$40,391	$453,992	$786,457	$0	$2,516,666
Mikael Gordon(4)
Voluntary Retirement	$0	$0	$20,072	$0	$0	$20,072
Involuntary Termination	$0	$0	$20,072	$0	$0	$20,072
Invountary Termination after Change in Control(2)(3)	$1,127,143	$20,516	$20,072	$247,007	$0	$1,414,738
Alicia Lopez
Voluntary Retirement	$0	$0	$1,908,954	$0	$0	$1,908,954
Involuntary Termination	$0	$0	$1,908,954	$0	$0	$1,908,954
Invountary Termination after Change in Control(2)(3)	$1,153,233	$34,527	$1,908,954	$190,233	$0	$3,286,947
Peter Allen
Voluntary Retirement	$0	$0	$3,987,042	$0	$0	$3,987,042
Involuntary Termination	$0	$0	$3,987,042	$0	$0	$3,987,042
Invountary Termination after Change in Control(2)(3)	$1,168,893	$36,876	$3,987,042	$269,980	$0	$5,462,790

(1)	Reflects equity values as of the last business day in the fiscal year, April 2, 2010, at a stock price of $56.48 per share.

(2)	Calculated in accordance with the terms described above under “Change in Control Benefits Summary”.

(3)	The vesting of equity awards granted prior to July 27, 2009 will be accelerated upon a change in control pursuant to the original terms of the awards. For the Named Executive Officers these amounts, which are included in the totals above, are as follows: Brian Concannon, $631,317; Brad

Nutter, $449,366; Christopher Lindop, $630,677; Mikael Gordon, $108,538; Alicia Lopez, $135,582; Peter Allen, $159,214.

(4)	Mr. Gordon’s compensation was converted from Swiss Francs to US Dollars using average exchange rate of the fiscal year of 1 Swiss Francs to 0.94109 US Dollars.

EQUITY COMPENSATION PLANS

As of May 28, 2010, there were 3,126,890 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans referred to in the table below, at a weighted average exercise price of $45.82 per share. In addition, there were a total of 106,519 shares subject to outstanding restricted stock unit awards that remain subject to forfeiture. As of May 28, 2010, there were 2,125,235 shares available for future issuance under those plans (includes 538,703 shares available for purchase under the 2007 Employee Stock Purchase Plan in future periods).

The following table sets forth information as of April 3, 2010 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Number of securities available
	Number of securities to be		Weighted average	for future issuance under
	issued upon exercise of		exercise price of	equity compensation plans
	outstanding options,		outstanding options,	(excluding securities reflected
Plan Category	warrants and rights		warrants and rights	in columns (a))

Equity Compensation Plans approved by security holders	3,002,569	(1)	$44.41	2,161,169	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	3,002,569		$44.41	2,161,169

(1)	Comprised of 2,895,635 options to purchase shares of the Company’s common stock and 106,934 shares issuable in connection with RSUs.

(2)	Represents 1,586,532 shares available for future issuance under the 2005 Long-Term Incentive Compensation Plan and 574,637 shares available for purchase under the 2007 Employee Stock Purchase Plan. Issuance of restricted shares and RSUs are permitted under the 2005 Long-Term Incentive Compensation Plan. Issuance of restricted shares and RSUs reduces the number shares available for issuance at a ratio of 2.5 shares to 1 restricted share or RSU issued.

For a description of the Company’s equity compensation plans, please see Footnote 11 to the Consolidated Financial Statements included with the Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 1, 2010. See also Appendix 1 hereto regarding 2005 Long-Term Incentive Compensation Plan.

DIRECTORS’ COMPENSATION

For fiscal year 2010, non-employee Director compensation included an annual retainer of $30,000 and fees for attendance at Board of Director meetings of $1,500 (and $750 for participation by phone). In addition, the Lead Director received a supplemental retainer of $24,000 and a one time stock award valued at $20,000. The non-executive Chairman and each non-employee director received an equity grant of a $130,000 value. The Committee Chairs were paid an additional retainer as follows: Audit Committee Chair $12,000; Compensation Committee Chair $9,000; and Nominating and Governance Chair $6,000. For in person attendance at Committee meetings, members of the Audit Committee are paid $1,250 and members of the Compensation Committee and Nominating and Governance Committee each are paid $1,000. Members of each of the committees are paid $750 for participation by telephone.

Compensation for the executive Chairman and non-employee Directors in fiscal year 2010 is detailed in the following table.

	Current Compensation

Lead Director annual supplemental retainer		$24,000
Non-employee Director annual retainer		$30,000
Board meeting attendance (per day)	In person	$1,500
	By phone	$750
	Telephone meeting	$750
Equity granted on initial election to non-employee Directors	$200,000 value
Equity granted annually to Executive Chairman and non-employee Directors	$130,000 value
Audit Committee Chairman annual fee		$12,000
Audit Committee meeting attendance (per day)	In person	$1,250
	By phone	$750
Compensation Committee Chairman annual fee		$9,000
Compensation Committee meeting daily attendance	In person	$1,000
	By phone	$750
Nominating Committee Chairman annual fee		$6,000
Nominating Committee meeting daily attendance	In person	$1,000
	By phone	$750

The Nominating and Governance Committee is responsible for reviewing and recommending to the full Board any changes to Director Compensation. The Nominating and Governance Committee requests the analysis of competitive compensation for Directors be conducted by the Compensation Committee and its Compensation Consultant. This competitive analysis is performed regularly to determine the appropriate level of compensation for these positions. The most recent competitive analysis was performed in January 2010.

In April 2010, the Board approved an increase in certain director fees as a result of the January analysis.

Effective April 1, 2010, the following changes were approved:

•	Ad-hoc investment committee(1) members, other than the Executive Chairman, are paid an annual retainer of $4,000

•	The non-employee Director annual retainer was increased from $30,000 to $40,000

•	The Audit Committee Chair retainer was increased from $12,000 to $16,000

•	The Audit Committee meeting attendance fee was increased from $1,250 to $1,500 for attendance of regularly scheduled Committee meetings

Additionally, in order to leverage the use of technology and avoid schedule conflicts, regular meetings conducted by WebX are compensated the same as in person meetings. For ad-hoc meetings outside of the normal committee schedule that are held by phone or webcast, Committee members will be paid $750 daily.

There are no individual arrangements in place for specific Directors, with the exception of the Executive Chairman and the Lead Director.

(1)	The ad hoc investment committee is a sounding board to management to provide advice and feedback, between Board meetings, on prospective or pending new business development transactions, including relative to strategic fit, deal structure, and negotiating strategy. The Board does not delegate its approval authority to the ad hoc committee.

Director Compensation Table for Fiscal Year End April 3, 2010

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation
Name	($)(1)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)
Lawrence Best	$41,750	$21,752	$103,088	$—
Susan Foote	$41,500	$21,752	$103,088	$—
Ronald Gelbman	$75,250	$21,752	$103,088	$—
Pedro Grandillo	$54,500	$21,752	$103,088	$—
Mark Kroll	$40,000	$21,752	$103,088	$—
Ronald Merriman	$58,250	$21,752	$103,088	$—

In fiscal 2010, the Executive Chairman and each non-employee Director received an award of 367 RSUs and an award of 5,879 options to purchase common stock. Both the RSUs and options will fully vest on the one-year anniversary of the date of grant.

The aggregate total stock option awards outstanding are shown below:

	Option Awards				Stock Awards
	Number of				Number of	Market Value
	Securities	Number of			Shares or	of Shares
	Underlying	Securities			Units of	or Units
	Unexercised	Underlying	Option		Stock That	of Stock
	Options (#)	Unexercised	Exercise	Option	Have Not	That Have
	Exercisable	Options (#)	Price	Expiration	Vested	Not Vested
Name	(1)	Unexercisable	($)	Date	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Lawrence Best	—	5,879	$59.44	7/30/2016	367	$—
	5,664	—	$58.46	7/31/2015
	4,592	—	$49.92	8/1/2014
	6,000	—	$52.76	5/5/2013
	6,000	—	$44.74	9/2/2012
	6,000	—	$26.11	5/5/2011
	20,000	—	$20.47	8/22/2013
	48,256	5,879			367	$—

Susan Foote	—	5,879	$59.44	7/30/2016	367	$—
	5,664	—	$58.46	7/31/2015
	4,592	—	$49.92	8/1/2014
	6,000	—	$52.76	5/5/2013
	6,000	—	$44.74	9/2/2012
	22,256	5,879			367	$—

Ronald Gelbman	—	5,879	$59.44	7/30/2016	367	$—
	5,664	—	$58.46	7/31/2015
	4,592	—	$49.92	8/1/2014
	6,000	—	$52.76	5/5/2013
	6,000	—	$44.74	9/2/2012
	6,000	—	$26.11	5/5/2014
	6,000	—	$22.56	4/15/2013
	6,000	—	$31.66	4/29/2012
	6,000	—	$32.01	5/1/2011
	9,000	—	$22.91	5/1/2010
	55,256	5,879			367	$—

Pedro Granadillo	—	5,879	$59.44	7/30/2016	367	$—
	5,664	—	$58.46	7/31/2015
	4,592	—	$49.92	8/1/2014
	6,000	—	$52.76	5/5/2013
	6,000	—	$44.74	9/2/2012
	20,000	—	$29.90	8/18/2014
	42,256	5,879			367	$—

Mark Kroll	—	5,879	$59.44	7/30/2016	367	$—
	5,664	—	$58.46	7/31/2015
	4,592	—	$49.92	8/1/2014
	6,000	—	$52.76	5/5/2013
	20,000	—	$48.77	1/3/2013
	36,256	5,879			367	$—

Ronald Merriman	—	5,879	$59.44	7/30/2016	367	$—
	5,664	—	$58.46	7/31/2015
	4,592	—	$49.92	8/1/2014
	6,000	—	$52.76	5/5/2013
	7,000	—	$41.15	7/27/2012
	23,256	5,879			367	$—

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended April 3, 2010 the members of the Compensation Committee were, Pedro P. Granadillo, Susan Bartlett Foote, Richard Meelia (resigned as of April 3, 2009 in connection with his resignation from the Board of Directors) and Ronald Merriman. No member of the Compensation Committee was an executive officer or employee of the Company or any of its subsidiaries during fiscal year 2010.

ITEM 2—	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, through its Audit Committee, has appointed Ernst & Young LLP, (“E&Y”) as independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending April 2, 2011.

Representatives of E&Y are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Accordingly, the Board believes ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the current year is in the best interests of the Company and its shareholders and recommends a vote FOR this Item 2.

Audit Committee Report(1)

Audit Committee Financial Expert

The Board has determined that all audit committee members are financially literate under the current listing standards of the New York Stock Exchange. The Board also determined that Mr. Ronald Merriman and Mr. Lawrence Best each qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Audit Committee Report

The Audit Committee is comprised of three or more directors, who meet the applicable independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission, as determined by the Board, and operates under a written charter adopted by the Board.

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and to report the results of their activities to the Board regularly. While the Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and for reviewing the Company’s unaudited interim consolidated financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent registered public accounting firm, internal auditors and management of the Company. The Audit Committee is also directly responsible for the appointment (subject to stockholder ratification), termination, and the compensation of the independent registered public accounting firm.

In this context, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended April 3, 2010 with management and with the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the Company’s audited consolidated financial statements included the independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in its financial statements. The Committee also discussed with the independent registered public accounting firm other matters required by the Statement on Auditing Standards (“SAS”) No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T.

The Company’s independent registered public accounting firm provided to the Committee written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Committee discussed with the independent registered public accounting firm their independence from both management and the Company, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. All audit and non-audit services performed by the independent registered public accounting firm during this year ended April 3, 2010 were pre-approved in accordance with this policy.

 (1) The material in this report is not “soliciting material,” is not deemed filed with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Fees paid to the Company’s independent registered public accounting firm for fiscal 2010 and 2009 were comprised of the following:

	FY 2010	FY 2009

Audit Fees	$1,029,760	$1,124,200
Audit—Related Fees	60,000	57,473
Tax Fees	585,209	665,964

Total	$1,674,969	$1,847,637

Audit fees consist of fees billed for the annual audit on consolidated financial statements and other audit services, including provision of consent and review of documentation filed with the Securities and Exchange Commission. Audit related fees consist of fees for consultation on accounting matters, advice in connection with management’s assessment of internal controls over financial reporting and the audit of the employee benefit plan. Tax fees include all fees paid for tax compliance, reporting, and planning.

Based on the Committee’s discussion with management and the independent registered public accounting firm, and the Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 3, 2010 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Ronald L. Merriman, Chairman
Lawrence C. Best
Ronald G. Gelbman

Additional Information

Stockholder Proposals

Any proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2011 Annual Meeting of Stockholders must be received at the Company’s principal executive offices in Braintree, Massachusetts on or before February 23, 2011. Any notice of a proposal submitted outside the processes of Rule 14a-8 which a stockholder intends to bring before the Company’s 2011 Annual Meeting of Stockholders will be untimely under the By-Laws of the Company unless notice thereof is given by the stockholder to the Secretary of the Company not later than May 1, 2011, nor earlier than April 1, 2011.

In accordance with the provisions of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, if the Company does not receive notice of a stockholder proposal to be raised at its 2011 Annual Meeting on or before May 11, 2011, then in such event, the management proxies shall be allowed to use their discretionary voting authority when the proposal is raised at the 2011 Annual Meeting.

Other Matters

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Voting Proxies

The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors’ recommendations.

By Order of the Board of Directors

/s/ Alicia R. Lopez
Alicia R. Lopez, Secretary

Braintree, Massachusetts
June 17, 2010

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY
HAEMONETICS CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
JULY 29, 2010
     The undersigned hereby appoints Brad Nutter and Ronald Gelbman with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of Haemonetics Corporation to be held Thursday, July 29, 2010 at 10:00 a.m. at Haemonetics Corporate Headquarters, 400 Wood Road, Braintree, Massachusetts and at any adjournment or adjournments thereof, to vote in the name and place of the undersigned with all the power which the undersigned would possess if personally present, all of the stock of Haemonetics Corporation standing in the name of the undersigned, upon such business as may properly come before the meeting, including the following as set forth hereon.

Please be sure to date and sign this proxy card in the box below.	Date

sign above

	For	With- hold	For All Except
1. ELECTION OF DIRECTORS: Susan Bartlett Foote Pedro P. Granadillo Mark W. Kroll Ph.D.	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “Withhold” and write that nominee’s name in the space provided below.

	For	Against	Abstain
2. To ratify the selection of Ernst & Young LLP as independent registered public accountants for the fiscal year 2011.	☐	☐	☐

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. ANY PROXY HERETOFORE GIVEN BY THE UNDERSIGNED WITH RESPECT TO SUCH STOCK IS HEREBY REVOKED. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT AND FOR ITEM 2.

     Detach above card, sign, date and mail in postage paid envelope provided.
HAEMONETICS CORPORATION
PLEASE ACT PROMPTLY
     PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.
     Please sign exactly as your name(s) appear(s) on the Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE
AVAILABLE ON-LINE AT:
http://www.cfpproxy.com/5091
5091